EXHIBIT 10.30
April 7, 2006
Gregory W. Schafer
6016 Chabolyn Terrace
Oakland, CA 94618
Dear Gregory:
On behalf of Onyx Pharmaceuticals, it is a great pleasure to offer you a full-time temporary position, as Acting Chief Financial Officer, subject to approval by Onyx’s Board of Directors. This assignment will begin upon approval and will last three (3) months.
As the Acting Chief Financial Officer you will be responsible for overseeing all activities as they relate to finance, accounting and information technology. You will also direct the Controller, Manager of Financial Analysis and Director of Information Technology.
At this time, we are pleased to offer you the following:
Compensation:     This position is considered exempt and your salary will be $12,500 semimonthly, which is equivalent to $300,000 per year, less required deductions and withholdings.
Benefits:     You will not qualify for any of the company’s benefits with the exception of the corporate holidays during this assignment.
Expense:     All expenses incurred during this period of employment must comply with the Company’s Travel Policy.
This offer is contingent upon your signing our Proprietary Information Agreement. We ask that you return one signed copy of the enclosed Proprietary Agreement with your offer letter and keep the other copy for your records.
After the initial three (3) months from the Effective Date, either party may terminate this agreement at any time by giving the other party thirty (30) days written notice. After such notice, you shall be obligated to complete by the end of 30-day notice all projects that Onyx wants to be completed. Unless otherwise advised by the Company, you will return to Onyx all Information, Services Product, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Upon termination, all unpaid charges for Services rendered and expenses incurred or advanced through the termination date shall be paid.

Gregory W. Schafer, Offer Letter
April 7, 2006

In addition, the consulting agreement between you and Onyx, dated March 14, 2006, shall automatically terminate upon the Effective Date of this offer. Also the employment terms of this letter supersede any other agreement or promises made to you by anyone, whether oral or written. No employee or representative of the Company, other than its president, has the authority to make any express or implied agreement contrary to the foregoing. This offer letter may only be changed in a written document signed by you and me.
Please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Proprietary Information Agreement, to Jeannine Niacaris as soon as possible.
We appreciate your willingness to join our team during this period of transition. Should you have any questions regarding the provisions of employment, please do not hesitate to contact me.
Sincerely,
/s/ Hollings C. Renton
Hollings C. Renton
Chairman and Chief Executive Officer
I accept Onyx Pharmaceuticals’ offer of employment in the terms stated.

/s/ Gregory W. Schafer	4 / 12 / 2006

Gregory W. Schafer	Date